Exhibit 10.3

PRIVATE & CONFIDENTIAL Mr David Bernick 2450 North Lake View Chicago Illinois 60614 USA Lausanne, February 17, 2010

Dear Mr Bernick

We refer to our letter dated December 18, 2009 (hereafter referred to as the “Offer Letter”) confirming the terms of your employment by Philip Morris International Management SA (hereafter referred to as the “Company”).

This letter sets out additional terms and conditions applicable to your employment by the Company.

Home leave

You will be eligible to two (2) Home Leaves per year. The Home Leave Allowance will be calculated as per the PMI International Assignment Policy principles and guidelines, and paid to you in a lump sum in the first quarter of each calendar year. Any taxes and social security contributions due on the Home Leave Allowance will be borne by you.

Should your employment conditions change, your eligibility for a Home Leave Allowance will be reviewed.

To the extent that the terms of this letter are inconsistent with the terms of the Offer Letter, the terms of this letter shall prevail.

Please indicate your acceptance hereof by signing and returning one copy of this letter to us.

Yours sincerely,

PHILIP MORRIS INTERNATIONAL MANAGEMENT SA

Peter Paul Adriaansen	Daniele Regorda

Director HR Decision Support & BP CH	Senior VP Human Resources PMI
Philip Morris International Management SA	Philip Morris International Management SA

Read and approved:		Date: 11.3.10
(David Bernick)

Philip Morris International Management S.A.

AVENUE DE RHODANIE 50 • CASE POSTALE 1171 • 1001 LAUSANNE • SWITZERLAND • TELEPHONE: +41 58 242 00 00 • TELEFAX: +41 58 242 01 01

PRIVATE & CONFIDENTIAL Mr David Bernick 2450 North Lake View Chicago Illinois 60614 USA Lausanne, December 18, 2009

Dear Mr Bernick

We are pleased to confirm your employment by Philip Morris International Management SA (hereafter referred to as the “Company”) as Senior Vice President and General Counsel, reporting to Mr Louis Camilleri, Chairman and Chief Executive Officer PMI, and based in Lausanne, Switzerland.

The terms and conditions of your employment will be as follows:

Effective date

This contract will be effective as of March 1, 2010, (the “Effective Date”), assuming a valid work permit has been issued.

Because this contract is conditional upon a valid work permit being issued, if for any reason the Company cannot obtain a work permit for you before March 1, 2010, the contract will become effective as of the date of issuance of your work permit. In such event, the Company will confirm in writing the effective date of this contract.

Annual base salary

Your gross annual base salary, to be paid in 13 instalments, will be Swiss Francs (CHF) 1’450’007.—, corresponding to your band, which is B.

Fidelity premium

For each completed year of service, the Company pays a cumulative bonus of CHF 150.— on each anniversary of the Effective Date, up to a maximum of CHF 3’000.— for 20 years of service.

Deferred Stock Grant

On the Effective Date, you will be granted Deferred Stock of Philip Morris International Inc. with a value on the Effective Date of CHF 3’900’000.—. The terms of the Philip Morris International Inc., 2008 Performance Incentive Plan shall apply to such grant, including the vesting period of three years.

Philip Morris International Management S.A.

AVENUE DE RHODANIE 50 • CASE POSTALE 1171 • 1001 LAUSANNE • SWITZERLAND • TELEPHONE: +41 58 242 00 00 • TELEFAX: +41 58 242 01 01

Pension Fund

In accordance with the Swiss Federal Pension Law (“LPP”), you will become a member of the “Caisse de pensions Philip Morris en Suisse” (the “Pension Fund”), providing old age, disability, and survivor’s benefits. For further details, please refer to the Pension Fund regulations.

According to the current Pension Fund regulations, you will pay a contribution equivalent to 6% of your pensionable salary. This contribution will be deducted each month from your salary.

Swiss social security schemes (AVS/AI/APG/AC)

Contributions to the various Swiss Federal insurance schemes will be deducted from your compensation each month in accordance with the applicable Swiss laws.

Accident Insurance

In accordance with Swiss Federal Insurance Law (LAA), you are automatically covered for accident in the event of occupational or non-occupational accidents. This cover is paid for by the Company.

Health insurance

If you wish, you may join the Company group health insurance contract. Employees and their eligible dependents (spouse and dependent children up to age 18 or up to age 25 if full-time students or apprentices) can enroll into this group health insurance scheme. The Company bears a substantial portion of the insurance premium cost. No Company contributions will be paid if you choose to arrange an individual cover outside the group scheme.

Salary continuation in the event of sickness

In accordance with the regulations of the Company’s insurer, 100% of the annual base salary is paid for up to 2 years from the first day you are unable to work. This cover is paid for by the Company.

Life insurance

In accordance with the regulations of the Company’s insurer and in coordination with the Pension Fund, you are provided with an insurance cover in case of death and permanent disability paid for by the Company.

Office working hours

The weekly basic work schedule is 40 hours spread over 5 days, from Monday to Friday based on a full time occupational rate. You understand and agree that your annual base salary includes all compensation for time worked in excess of the basic work schedule, and that there will be no extra compensation for such work. For further details, please refer to the Human Resources Department.

Philip Morris International Management S.A.

AVENUE DE RHODANIE 50 • CASE POSTALE 1171 • 1001 LAUSANNE • SWITZERLAND • TELEPHONE: +41 58 242 00 00 • TELEFAX: +41 58 242 01 01

Tax assistance

The Company will pay the fees of tax advisers approved by the Company on the occasions you are required to complete a tax declaration in Switzerland.

Company Car

You will be entitled to a company car in accordance with Company policy.

Vacation days

Your vacation entitlement is 25 working days per calendar year. For the current year your entitlement will be calculated pro rata temporis.

Relocation expenses

With prior approval of the Human Resources Department, the Company will pay a remover selected by the Company to pack, transport, store if necessary, and unpack your household goods from Chicago, Ill., United States of America to Lausanne, Switzerland, in accordance with Company Policy. The Relocation Services Department will coordinate this with you. Your move should take place within one year from the Effective Date.

The Company will also pay you a relocation allowance amounting to CHF 39’250.— to assist you with expenses related to your relocation from Chicago, Ill, United States of America to Lausanne, Switzerland. This amount will be subject to social security deductions and will be taxable.

The Company will also pay for the travel costs associated with your relocation from Chicago, Ill, United States of America to Lausanne, Switzerland, in accordance with the Company’s Business Travel policy.

Temporary accommodation

In accordance with Company policy, temporary accommodation will be provided to you for up to 60 days.

Taxability of benefits

Certain benefits described above are subject to income tax and social security deductions. Please also take into account that the tax and social security treatment of all benefits may change in the future according to Swiss law or Company policy. Details may be obtained from the HR Department.

Privacy policy and data protection

The Company is part of a multinational group of companies, which is active in developing the skills and careers of its employees. As part of the Company’s career and skills development program, information about your employee status, personnel profile and similar matters may be transmitted to the Company’s affiliates, whether in Switzerland or elsewhere. This information is treated confidentially and in accordance with Philip Morris International’s Policy on the Collection, Use and Protection of Personal Data. By signing this contract you will express your consent to such transmittal. You retain the right at any time to withdraw your consent related to the transmittal of any such data as

Philip Morris International Management S.A.

AVENUE DE RHODANIE 50 • CASE POSTALE 1171 • 1001 LAUSANNE • SWITZERLAND • TELEPHONE: +41 58 242 00 00 • TELEFAX: +41 58 242 01 01

described above, provided that such withdrawal is addressed in writing to the Human Resources Department. For the purposes of this contract an “affiliate” of the Company means any company or other entity which controls or is controlled by or under common control with the Company.

Confidential Information

Consistent with your obligations under Swiss law, you undertake not to disclose any Confidential Information, whether during or after your employment by the Company, and upon termination of your employment to return any Confidential Information in tangible or electronic form in your possession. For these purposes “Confidential Information” means any trade secrets and other proprietary information pertaining to the Company or its affiliates, which has not been made available to the general public by an authorized representative of the Company or its affiliates, whether patentable or not, including for example any idea, formula, technique, invention, process, program, business, marketing and sales plans, financial, organizational and sales data, and similar information in line with all Company Records & Information Management (RIM) policies, procedures, and guidelines.

Company Property

Furthermore upon termination of your employment, you should return to the Company and/or its affiliates all paper and electronic files and documents, tapes, CD’s, and copies thereof and other items belonging to the Company and its affiliates, irrespective of their source and origin, including Company corporate cards, telephone cards, keys, access and identification cards, computers, and, if requested, will certify that this has been done to the best of your belief and that you also comply with all Company Records & Information Management (RIM) policies, procedures, and guidelines before your departure.

The settlement of any outstanding expenses due to the Company, including, but not limited to any outstanding balance on the account of the corporate card issued in your name will be set-off with any payable sums.

Termination of employment

This contract shall be terminated in accordance with Swiss law.

Governing law, applicable policies and Jurisdiction

The validity, construction and performance of this Employment Agreement shall be governed by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland. The Policies and Procedures of the Company, Philip Morris International, as amended or newly issued from time to time, shall also apply.

Miscellaneous

The foregoing represents the basis of your employment with the Company. Please indicate your acceptance thereof by signing and returning one copy of this contract to us.

Philip Morris International Management S.A.

AVENUE DE RHODANIE 50 • CASE POSTALE 1171 • 1001 LAUSANNE • SWITZERLAND • TELEPHONE: +41 58 242 00 00 • TELEFAX: +41 58 242 01 01

Should you have any questions, feel free to contact Mr Daniele Regorda, Senior VP Human Resources PMI.

Regarding administrative matters, the Human Resources Department will contact you during your first weeks of employment.

We look forward to your joining Philip Morris International Management SA in Lausanne, and remain,

Yours sincerely,

PHILIP MORRIS INTERNATIONAL MANAGEMENT SA

Peter-Paul Adriaansen	Daniele Regorda

Director HR Decision Support & BP CH Philip Morris International Management SA	Senior VP Human Resources PMI Philip Morris International Management SA

Read and approved:		Date: 1/02/10
(David Bernick)

Philip Morris International Management S.A.

AVENUE DE RHODANIE 50 • CASE POSTALE 1171 • 1001 LAUSANNE • SWITZERLAND • TELEPHONE: +41 58 242 00 00 • TELEFAX: +41 58 242 01 01